Contact:	G. George Lu
508-624-4948

2020 CHINACAP ACQUIRCO, INC.

ANNOUNCES CHANGES TO TRUST ACCOUNT INVESTMENTS

NEW YORK, NEW YORK, October 30, 2008 - In consideration of the current market conditions, 2020 ChinaCap Acquirco, Inc. (AMEX:TTY) (the “Company”) directed LaSalle Global Trust Services, the trustee of the Company’s assets being held in trust (the “Trustee”), to transfer the funds held in trust from a money market fund which invests in U.S. Government obligations into the Dreyfus Treasury Prime Cash Management Fund which invests solely in U.S. treasuries. The balance in the Company’s trust account as of September 30, 2008 was $68,540,724.69.

The assets contained in the Dreyfus Treasury Prime Cash Management Fund are segregated from the assets of its investment adviser. Such assets are not, and would not be, available to general creditors of such institution in the event that such institution were to file for, or become subject to, bankruptcy protection. The Company and the Trustee are closely monitoring the funds held in trust in this volatile market and expect to take whatever actions that are deemed appropriate to protect and preserve the assets contained in the Company’s trust account.

The Company is a public acquisition company formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an operating business that is either located in China, has its principal operations located in China, or would benefit from establishing operations in China.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.